NEWS RELEASE

Contact:

Stanley G. Rosenbaum
Executive Vice President and Chief Financial Officer
Tel: (952) 979-3768
srosenbaum@bioscrip.com

Lisa M. Wilson
In-Site Communications
Tel: (212) 759-3929
lwilson@insitecony.com

FOR IMMEDIATE RELEASE

BioScrip Reports Strong Second Quarter 2010 Operating Performance

Elmsford, NY, July 30, 2010 — BioScrip, Inc. (Nasdaq: BIOS) announced 2010 second quarter revenue of $412.0 million, operating income of $13.5 million and net income of $3.1 million, or $0.06 per diluted share. Second quarter adjusted earnings per share (detailed in schedule 5) was $0.07 per diluted share.  Adjusted EBITDA for the quarter was $18.4 million.  All 2010 per share amounts have been adjusted to reflect the Company’s issuance of 13.1 million shares in conjunction with the acquisition of CHS.

Second Quarter 2010 Highlights

•	Adjusted EBITDA of $18.4 million, up $11.4 million from 2009;
•	Gross profit of $73.5 million, up $35.1 million from 2009;
•	Income from operations of $13.5 million, up $8.3 million from 2009;
•	Infusion/Home Health Segment revenue of $106.7 million and EBITDA of $13.9 million, up $70.3 million and $11.2 million, respectively; and
•	Pharmacy Services Segment revenue of $305.4 and EBITDA of $12.4 million, up $13.1 million and $1.1 million, respectively.

“The CHS acquisition is meeting all of our expectations.  Our strong second quarter results reflect the execution of our vision for margin and geographic expansion with a focus on increasing profitability through a targeted approach,” stated Richard H. Friedman, BioScrip’s Chairman and Chief Executive Officer.

“We are focused on changing the paradigm of healthcare services in the alternate site and home care setting.  Our efforts are aimed at capitalizing on trends favoring home healthcare and specialty pharmacy.” concluded Friedman.

Results of Operations

Commencing this quarter, as a result of the CHS acquisition, the Company’s financial results have been realigned into two segments: Pharmacy Services and Infusion/Home Health Services.  These new segments are expected to better reflect how the Company will review its results in terms of allocating resources and assessing operating and financial performance.

Second Quarter 2010 versus Second Quarter 2009

Revenue for the second quarter of 2010 totaled $412.0 million compared to $328.7 million for the same period a year ago, an increase of 25%.  Pharmacy Services revenue for the second quarter of 2010 was $305.4 million compared to $292.3 million for the prior year period, an increase of $13.1 million or 4.5%.  The increase was primarily related to organic sales growth combined with normalized drug inflation, partially offset by the impact of the industry wide average wholesale price (AWP) class action settlement and price concessions granted in the first quarter.  Infusion/Home Health Services revenue for the second quarter of 2010 was $106.7 million compared to $36.4 million in the second quarter of 2009, an increase of $70.3 million.  CHS revenues contributed $64.8 million during the second quarter of 2010.  Excluding the CHS revenues, Infusion/Home Health Services revenues increased 18.7%.

Consolidated gross profit for the second quarter of 2010 was $73.5 million, or 17.8% of revenue, compared to $38.4 million, or 11.7% of revenue for the second quarter of 2009. The increase in gross profit and gross margin percentage from 2009 to 2010 is primarily the result of the contribution from the CHS business during the quarter.

The second quarter 2010 operating profit was $13.5 million, or 3.3% of revenue, compared to an operating profit of $5.2 million, or 1.6% of revenue, for the second quarter of 2009.  Operating profit in the second quarter of 2010 includes $1.1 million of CHS transaction and integration related expenses.

During the second quarter of 2010, BioScrip generated $26.3 million of segment Adjusted EBITDA, or 6.4% as a percentage of total revenue.  This compares to $14.0 million, or 4.3% of total revenue in the prior year period.  The Pharmacy Services segment generated $12.4 million of segment Adjusted EBITDA, or 4.1% as a percentage of Pharmacy Services revenue.  This compares to $11.3 million, or 3.9% of that segment’s revenue in the prior period.  The Infusion/Home Health segment generated $13.9 million of Adjusted EBITDA, or 13.0% of revenue.  This compares to $2.7 million, or 7.4% of Infusion/Home Health Services revenue in the second quarter of 2009.

On a consolidated basis, BioScrip reported $18.4 million of Adjusted EBITDA during the second quarter of 2010, or 4.5% of total revenue compared to $7.0 million, or 2.1% of total revenue in the prior year period.  The increase was primarily related to the contribution from the CHS business.

Interest expense in the second quarter of 2010 was $8.2 million, which includes $7.5 million of interest associated with the Company’s $100.0 million senior secured term loan, $50.0 revolving loan and $225.0 million senior unsecured notes, and $0.7 million relating to the amortization of fees and expenses associated with the Company’s new credit facilities.  Interest expense in the second quarter of 2009 was $0.4 million.

The Company recorded a provision for income taxes of $2.2 million for the second quarter of 2010 on pre-tax income of $5.3 million, a 40.9% effective tax rate.  This compares to $0.4 million of income tax expense on pre-tax income of $4.8 million, a 7.9% effective tax rate for the prior year period.  The 7.9% effective tax rate was below the statutory rate due to a reduction in the Company’s valuation allowance associated with the utilization of a portion of net operating losses in 2009.

Net income for the second quarter was $3.1 million, or $0.06 per diluted share, compared to $4.4 million, or $0.11 per diluted share, in the prior year period.  Adjusting for one-time transaction related expenses in 2010 and assuming a tax rate of 40.9% in the second quarter 2009, earnings per diluted share would have been $0.07 in both periods.

Six Months Ended 2010 versus Six Months Ended 2009

Revenue for the six months ended June 30, 2010 was $747.1 million compared to $654.5 million for the comparable period a year ago.  Pharmacy Services segment revenue for the six months ended June 30, 2010 was $594.3 million as compared to revenue of $583.7 million for the same period a year ago, an increase of $10.6 million, or 1.8%.  The increase for the year was primarily related to organic sales growth combined with normalized drug inflation, partially offset by the impact of the industry wide AWP class action settlement, pricing concessions and the termination of the United Health Care HIV/AIDS and solid organ transplant programs in the first quarter of 2009.  Excluding revenues associated with these programs, Pharmacy Services organic growth would have been 5.0%.  Infusion/Home Health Services segment revenue for the six months ended June 30, 2010 was $152.8 million, as compared to $70.8 million for the same period a year ago, an increase of $82.0 million.  CHS revenues contributed $69.8 million for the six months ended June 30, 2010.  Excluding the CHS revenues, Infusion/Home Health Services segment revenue increased 18.1% over the prior year period.

Consolidated gross profit for the six months ended June 30, 2010 was $112.4 million compared to $74.4 million for the same period a year ago. Combined gross profit as a percent of revenue for the six months ended June 30, 2010 was 15.1%, compared to 11.4% for the same period of 2009.  The increase in gross profit and gross profit as a percent of revenue from 2009 to 2010 is primarily the result of contribution from the CHS business during through the year.

Consolidated operating profit for the six months ended June 30, 2010 was $7.2 million, or 1.0% of total revenue, compared to $9.5 million, or 1.4% of revenue, for the same period a year ago.  Combined operating profit for the six months ended June 30, 2010 includes $6.1 million of CHS transaction and integration related expenses.

For the six months ended June 30, 2010, BioScrip generated $37.2 million of segment Adjusted EBITDA, or 5.0% as a percentage of total revenue.  This compares to $26.1 million, or 4.0% of total revenue for the prior year period.  Pharmacy Services segment generated $20.4 million of segment Adjusted EBITDA, or 3.4% as a percentage of Pharmacy Services segment revenue.  This compares to $21.3 million, or 3.6% of that segment’s revenue in the prior period.  Infusion/Home Health segment reported $16.8 million of segment Adjusted EBITDA, or 11.0% of Infusion/Home Health segment revenue.  This compares to $4.9 million, or 6.8% of Infusion/Home Health Services segment revenue, in the prior year period.

On a consolidated basis, BioScrip reported $21.1 million of Adjusted EBITDA for the six month period ended June 30, 2010, or 2.8% of total revenue compared to $13.2 million, or 2.0% of total revenues in the prior year period.   The increase was primarily related to the acquisition of CHS.  Consolidated Adjusted EBITDA includes corporate expenses, which are not allocated to the segments.

Interest expense for the six months ended June 30, 2010 was $11.4 million, which includes $8.4 million of interest associated with the Company’s $100.0 million senior secured term loan, $50.0 million revolving loan and $225.0 million senior unsecured notes, $2.3 million one-time financing fee related to bridge financing fees and $0.7 million relating to the amortization of fees and expenses associated with the issuance of the Company’s credit facilities in connection with the CHS acquisition.  Interest expense for the comparable period 2009 was $1.0 million.

An income tax benefit of $0.1 million was recorded for the six months ended June 30, 2010 on a pre-tax net loss of $4.2 million, resulting in a 3.3% effective tax rate.  The effective tax rate for the six months period is below the statutory rate due to the CHS acquisition related costs which were treated as a discrete item for tax purposes during the first quarter of 2010.  This compares to a $0.8 million income tax expense on pre-tax income of $8.4 million, a 9.3% effective tax rate for the same period a year ago.  The 9.3% effective tax rate was below the statutory rate due to a reduction in the Company’s valuation allowance associated with the utilization of a portion of net operating losses in 2009.

Net loss for the six months ended June 30, 2010 was $4.0 million, or $0.09 per share.  This compares to net income of $7.7 million or $0.20 per diluted share for the same period last year.

Liquidity

As of June 30, 2010, the Company had $34.6 million of cash with an average cash balance of $49.7 million during the quarter.  In addition, the $50.0 million revolving credit facility remains undrawn.  Free cash flow (Adjusted EBITDA less cash interest, cash taxes and cash capital expenditure) during the second quarter was $14.1 million.

2010 Full-Year Guidance:

•
Revenue:  The Company now estimates that 2010 total revenue will be at the lower end of its previously guided range of $1.67 billion to $1.72 billion based on its plan to target therapies that have higher profitability and lower per patient revenue;

•	Consolidated Adjusted EBITDA of $67.0 to $71.0 million;

•	Depreciation, amortization and option expense of $15.0 million to $15.5 million;

•	Interest expense will be in the range of $27.5 million to $28.0 million; and

•	Income taxes: The Company estimates that its effective income tax rate for the remainder of 2010 will be in the range of 40% to 42%.

Conference Call

BioScrip will host a conference call to discuss its second quarter 2010 financial results on Friday, July 30th at 8:30 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-269-0310 (US), or 303-223-4369 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available shortly after the call’s conclusion on Friday, July 30th, through 10:30 a.m. Eastern Time on Saturday, August 14th, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation number 21476669. An audio web cast and archive of the conference call will also be available under the investor relations section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a national provider of specialty pharmacy and home care products and services that partners with patients, physicians, hospitals, healthcare payors and pharmaceutical manufacturers to provide clinical management solutions and delivery of cost-effective access to prescription medications.  Our services are designed to improve clinical outcomes for chronic and acute healthcare conditions while controlling overall healthcare costs.

Forward Looking Statements - Safe Harbor

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company,  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Adjusted EBITDA or earnings before interest, taxes, depreciation, amortization, and equity-based compensation expense ("EBITDA") is a non-GAAP financial measure as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 4 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company's continuing profitability trend.
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TABLES TO FOLLOW

Schedule 1
BIOSCRIP, INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	June 30,	December 31,
	2010	2009
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$34,573	$-
Receivables, less allowance for doubtful accounts of $14,305 and $11,504
at June 30, 2010 and December 31, 2009, respectively	193,049	151,113
Inventory	54,088	51,256
Deferred taxes	21,705	12,913
Prepaid expenses and other current assets	14,529	3,999
Total current assets	317,944	219,281
Property and equipment, net	22,982	15,454
Deferred taxes	22,714	26,793
Goodwill	319,848	24,498
Intangible assets, net	24,329	-
Deferred financing costs	6,475	-
Other non-current assets	4,414	1,194
Total assets	$718,706	$287,220
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Line of credit	$-	$30,389
Current portion of long-term debt	3,031	-
Accounts payable	71,521	74,535
Notes payable	2,250	-
Claims payable	2,672	4,068
Amounts due to plan sponsors	15,272	4,938
Deferred revenue	3,821	-
Accrued expenses and other current liabilities	35,352	14,273
Total current liabilities	133,919	128,203
Long-term debt, net of current portion	315,928	-
Income taxes payable	6,168	2,437
Other non-current liabilities	1,036	787
Total liabilities	457,051	131,427
Stockholders' equity
Common stock, $.0001 par value; 125,000,000 shares authorized; shares issued:
56,297,387 and 42,766,478, respectively; shares outstanding; 53,370,223 and
39,675,865, respectively	6	4
Treasury stock, shares at cost: 2,656,499 and 2,647,613, respectively	(10,478)	(10,367)
Additional paid-in capital	364,689	254,677
Accumulated deficit	(92,562)	(88,521)
Total stockholders' equity	261,655	155,793
Total liabilities and stockholders' equity	$718,706	$287,220

Schedule 2
BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue	$412,030	$328,749	$747,098	$654,498
Cost of revenue	338,506	290,361	634,657	580,120
Gross profit	73,524	38,388	112,441	74,378
% of Revenue	17.8%	11.7%	15.1%	11.4%
Operating expenses
Selling, general and administrative expenses	54,674	31,607	91,028	61,933
Bad debt expense	3,578	1,597	7,227	2,977
Acquisition and integration expenses	1,059	-	6,099	-
Amortization of intangibles	695	-	871	-
Total operating expense	60,006	33,204	105,225	64,910
% of Revenue	14.6%	10.1%	14.1%	9.9%
Income from operations	13,518	5,184	7,216	9,468
Interest expense, net	8,224	430	11,393	1,024
Income (loss) before income taxes	5,294	4,754	(4,177)	8,444
Tax (benefit) provision	2,166	377	(136)	782
Net income (loss)	$3,128	$4,377	$(4,041)	$7,662

Basic weighted average shares	53,310	38,748	47,101	38,729
Diluted weighted average shares	54,805	39,227	47,101	39,026

Basic net income (loss) per share	$0.06	$0.11	$(0.09)	$0.20
Diluted net income (loss) per share	$0.06	$0.11	$(0.09)	$0.20

Schedule 3
BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except per share amounts)
(unaudited)
	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net (loss) income	$(4,041)	$7,662
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	3,808	2,240
Amortization of intangible assets	871	-
Amortization of of deferred financing costs	736	-
Change in deferred income tax	2,319	324
Compensation under stock-based compensation plans	1,629	1,488
Loss on disposal of fixed assets	49	3
Bad debt expense	7,227	2,977
Changes in assets and liabilities, net of acquired business:
Receivables, net of bad debt expense	(11,948)	18,458
Inventory	931	(3,277)
Prepaid expenses and other assets	(6,503)	(1,445)
Accounts payable	(6,162)	(6,635)
Claims payable	(1,396)	(379)
Amounts due to plan sponsors	2,153	(494)
Accrued expenses and other liabilities	(10,431)	387
Net cash (used in) provided by operating activities	(20,758)	21,309

Cash flows from investing activities:
Purchases of property and equipment	(4,343)	(3,932)
Cash consideration paid to CHS, net of cash acquired	(92,464)	-
Net cash used in investing activities	(96,807)	(3,932)

Cash flows from financing activities:
Proceeds from new credit facility, net of fees paid to issuers	319,000	-
Borrowings on line of credit	300,310	666,260
Repayments on line of credit	(330,699)	(683,604)
Principal payments on CHS long-term debt, paid at closing	(128,952)	-
Principal payments on long-term debt	(625)	-
Deferred financing costs paid for new credit facility	(8,488)	-
Proceeds from exercise of employee stock compensation plans	1,703	-
Surrender of stock to satisfy minimum tax withholding	(111)	(33)
Net cash provided by (used in) financing activities	152,138	(17,377)

Net change in cash and cash equivalents	$34,573	$-

Cash and cash equivalents--beginning of period	-	-

Cash and cash equivalents--end of period	$34,573	$-

Schedule 4
BIOSCRIP, INC
Reconciliation between GAAP and Non-GAAP Measures
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Results of Operations:
Revenue:
Infusion/Home Health Services	$106,675	$36,401	$152,776	$70,804
Pharmacy Services	305,355	292,348	594,322	583,694
Total	$412,030	$328,749	$747,098	$654,498

Adjusted EBITDA by Segment before corporate overhead:
Infusion/Home Health Services	$13,902	$2,662	$16,762	$4,835
Pharmacy Services	12,402	11,335	20,389	21,296
Total Segment Adjusted EBITDA	26,304	13,997	37,151	26,131

Corporate overhead	(7,883)	(6,972)	(16,045)	(12,935)

Consolidated Adjusted EBITDA	$18,421	$7,025	$21,106	$13,196

Interest expense, net	(8,224)	(430)	(11,393)	(1,024)
Income tax benefit (expense)	(2,166)	(377)	136	(782)
Depreciation	(2,324)	(1,129)	(3,808)	(2,240)
Amortization	(695)	-	(871)	-
Stock-based compensation expense	(825)	(712)	(1,629)	(1,488)
Transaction related expenses	(1,059)	-	(6,099)	-
Bad debt expense related to contract termination	-	-	(1,483)	-
Net income (loss)	$3,128	$4,377	$(4,041)	$7,662

Supplemental Operating Data
Capital Expenditures:
Infusion/Home Health Services	$1,180	$228	$1,252	$328
Pharmacy Services	1,401	1,624	1,941	2,468
Corporate unallocated	320	1,000	1,150	1,136
Total	$2,901	$2,852	$4,343	$3,932
Depreciation Expense:
Infusion/Home Health Services	$1,018	$302	$1,254	$627
Pharmacy Services	1,042	581	2,065	1,092
Corporate unallocated	264	246	489	521
Total	$2,324	$1,129	$3,808	$2,240
Total Assets
Infusion/Home Health Services			$432,502	$54,325
Pharmacy Services			131,078	123,299
Corporate unallocated			155,126	54,308
Total			$718,706	$231,932
Goodwill
Infusion/Home Health Services			$295,350	$-
Pharmacy Services			24,498	24,498
Total			$319,848	$24,498

Schedule 5
BIOSCRIP, INC
Reconciliation between GAAP and Non-GAAP Measures
(unaudited)
	Three Months		Six Months
	June 30,		June 30,
	2010	2009	2010	2009
Earnings per Share, as reported	$0.06	$0.11	$(0.09)	$0.20
Adjustments:
Transaction Related	0.01	-	0.05	-
Tax normalization	-	(0.04)	-	(0.09)
Earning per Share, as adjusted	$0.07	$0.07	$(0.04)	$0.11